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Exhibit 21

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
The Outdoor Footwear Company	Delaware
The Timberland Finance Company	Delaware
The Timberland World Trading Company	Delaware
Timberland Europe, Inc.	Delaware
Timberland International Sales Corporation	U.S. Virgin Islands
Timberland Direct Sales, Inc.	Delaware
Timberland Retail, Inc.	Delaware
Timberland Manufacturing Company	Delaware
Timberland Aviation, Inc.	Delaware
Timberland Netherlands, Inc. (Formerly Timberland Scandinavia, Inc.)	Delaware
Timberland International, Inc.	Delaware
Timberland SAS	France
Timberland World Trading GmbH	Germany
Timberland (UK) Limited	United Kingdom
Timberland GmbH	Austria
Timberland España, S.A.	Spain
The Recreational Footwear Company (Dominicana), S.A.	Dominican Republic
Component Footwear Dominicana, S.A.	Dominican Republic
Timberland Footwear & Clothing Company Inc. Les Vetements & Chaussures Timberland Inc.	Canada
Timberland Netherlands Holdings B.V.	The Netherlands
Timberland Asia LLC	Delaware
Timberland Taiwan LLC	Delaware
Timberland Hong Kong Ltd.	Hong Kong
Timberland Japan, Inc.	Japan
Timberland Lifestyle Brand Malaysia Sdn Bhd	Malaysia
Timberland Lifestyle Brand Singapore Pte. Ltd.	Singapore
Timberland Korea Yuhan Hoesa	Korea
Timberland Canada Co.	Canada

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  Exhibit 21
Subsidiaries